Exhibit 99.1

Contacts:
Tom Ward	317-685-7330	Investors
Nicole Kennon	704-804-1960	Media

Simon Property Group Announces $3.5 Billion Revolving Credit Facility

INDIANAPOLIS, September 19, 2024 — Simon®, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has amended, restated and extended its $3.5 billion multi-currency unsecured revolving credit facility.

“The closing of this facility is a continued endorsement of the strength of our Company. The amended, restated and extended $3.5 billion credit facility enhances our already strong financial flexibility, and when combined with our existing $5.0 billion senior unsecured credit facility provides us with $8.5 billion of total revolving credit capacity. We appreciate the long-standing support from our lender group,” said Brian McDade, Executive Vice President and Chief Financial Officer.

The amended, restated and extended facility will initially mature on January 31, 2029 and can be extended for an additional year to January 31, 2030 at the Operating Partnership’s sole option. Based upon the Operating Partnership’s current credit ratings, the interest rate for U.S. Dollar borrowings is unchanged from the prior facility at SOFR plus 82.5 basis points (inclusive of a 10 basis point SOFR spread adjustment). The facilities are supported by a globally diverse lender group composed of 28 banks.

About Simon

Simon® is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.